CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and the use in the Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our reports dated December 13, 2002, relating to the financial statements and financial highlights of John Hancock International Fund and John Hancock Pacific Basin Equities Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements and Experts" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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Boston, Massachusetts
June 3, 2003